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                                                                 EXHIBIT 99.1


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE:                           FOR MORE INFORMATION,
MARCH 3, 2003                                    CONTACT:  ROBERT L. SCHUMACHER
                                                           AT (276) 326-9000


                FIRST COMMUNITY BANCSHARES, INC. (FCBC) ANNOUNCES
           FILING OF APPLICATION TO LIST ON THE NASDAQ NATIONAL MARKET


         BLUEFIELD, VIRGINIA - First Community Bancshares, Inc. (Nasdaq: FCBC; www.fcbinc.com) announced today that it has filed an application with The Nasdaq Stock Market, Inc. to make its common stock eligible for quotation on the Nasdaq National Market System. The application process is expected to be completed in the second quarter. Once the application is approved by Nasdaq, the Company anticipates that its common stock will continue to be quoted under the symbol "FCBC."

         First Community Bancshares is currently listed and traded on the Nasdaq SmallCap Market and has traded on that market since March 2001. However, management believes that recent growth in the market capitalization of the Company and the continued expansion of the Company's geographic market warrant the move to the National Market.

         First Community Bancshares, Inc. is a $1.5 billion bank holding company operating in the three-state region of Virginia, West Virginia and North Carolina through its wholly-owned subsidiary First Community Bank, N. A. The company presently has 41 full-service branch offices and 11 mortgage banking offices which operate as United First Mortgage, Inc. headquartered in Richmond, Virginia. The company is a Russell 2000 component and its common stock is listed on the Nasdaq SmallCap Market under the symbol "FCBC."


                                   -- MORE --
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                                   DISCLAIMER

             This news release may include forward-looking statements. These forward- looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.

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